Year Ended December 31, 2004

John Hancock Investment Trust

John Hancock Large Cap Equity Fund
Series -  1
NAV per share - Class C        $14.45
NAV per share - Class I        $15.46
Dividends from net investment income
Per share - Class I            $0.1045

John Hancock Balanced Fund
Series -  2
NAV per share - Class C        $11.67
NAV per share - Class I        $11.67
Dividends from net investment income
Per share - Class C              0.1480
Per share - Class I              0.2832

John Hancock Sovereign Investors Fund
Series -  3
NAV per share - Class C        $19.52   NAV per share - Class I       $19.54
NAV per share - Class R        $19.54
Dividends from net investment income
Per share - Class C              0.0516
Per share - Class I              0.2638
Per share - Class R              0.1851

John Hancock Strategic Growth Fund
Series -  5
NAV per share - Class C         $8.66